Exhibit 10.1

TIME INC. KEY MANAGEMENT

CHANGE IN CONTROL SEVERANCE PLAN

1.    ADOPTION AND OBJECTIVE

1.1    Adoption. Time Inc., a Delaware corporation, hereby adopts and establishes this plan for certain key management employees to be known as the “Time Inc. Key Management Change in Control Severance Plan” (as it may be amended from time to time, the “Plan”).

1.2    Objective. The Plan is intended to maximize stockholder value by providing certain financial assurances to key management employees who are most likely to be impacted by a change in control so that they can continue to exercise their judgment and legal responsibilities without the potential for distraction and bias that can arise from concerns regarding their personal circumstances.

2.    DEFINITIONS

As used in the Plan, the following terms when capitalized shall have the meanings set forth below:

2.1    “Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Committee and that meets the requirements of an “Affiliate” as defined in Rule 12b-2 promulgated under the Exchange Act.

2.2    “Cause” means, “Cause” as defined in an employment agreement between the Company or any Affiliate and the Participant or, if not defined therein or if there is no such agreement, “Cause” means (i) the Participant’s continued failure substantially to perform such Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company or Affiliate to the Participant of such failure, (ii) dishonesty in the performance of the Participant’s duties, (iii) the Participant’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony or equivalent crime under the laws of the United States or any state thereof or foreign country or (B) a misdemeanor or other crime involving moral turpitude, (iv) the Participant’s insubordination, willful malfeasance or willful misconduct in connection with the Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) the Participant’s breach of any non-competition, non-solicitation or confidentiality provisions in favor of the Company or any of its Affiliates to which the Participant is subject.

2.3    “Change in Control” means the occurrence of any of the following events:

(a)    any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Exchange Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition (i) directly from the Company, (ii) by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (iii) by an underwriter temporarily holding such securities pursuant to an offering of such securities or any acquisition by a pledgee of securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (iv) pursuant to a Corporate Transaction that does not constitute a Change in Control for purposes of subparagraph (c) below.

(b)    a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election or nomination for election by the Company’s Shareholders was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board shall not be deemed a member of the Incumbent Board;

(c)    a Corporate Transaction (i) unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction, including a corporation that, as a result of such transaction owns all or substantially all of the Company’s assets (or the direct or indirect parent of such corporation), are held immediately subsequent to such transaction by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction, (ii) no “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding any benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such Corporate Transaction) owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction and (iii) at least a majority of the members of the Board of the Company or the corporation resulting from the Corporate Transaction were members of the Incumbent Board at the time of the execution of the definitive agreement providing for such Corporate Transaction or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Corporate Transaction; or

(d)    the liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a transaction or series of transactions described in clause (c) above that does not otherwise constitute a Change in Control;

provided that, to the extent the Plan provides for the payment of non-qualified deferred compensation subject to Section 409A of the Code, an event set forth above shall not constitute a “Change in Control” unless it also constitutes a “change in ownership,” a “change in the effective control” or a “change in the ownership of substantial assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5) and such limitation is necessary to avoid an impermissible distribution or other event resulting in adverse tax consequences under Section 409A.

Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a Change in Control if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where, immediately subsequent to the transaction, all or substantially all of the persons or group that beneficially owned all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company or the ultimate parent entity in substantially the same proportions as their ownership immediately prior to such transaction.

2.4    “Code” means the Internal Revenue Code of 1986, as amended.

2.5    “Committee” means the Compensation Committee of the Board of Directors of the Company or such other Committee comprising two or more individuals selected to administer the Plan by the Board of Directors of the Company (or an equivalent governing body of the Company).

2.6    “Company” means Time Inc. and any successor thereto.

2.7    “Corporate Transaction” means (a) a reorganization, recapitalization, merger, consolidation or similar form of corporate transaction involving (ix) the Company or (ii) any of its subsidiaries, but in the case of this clause (ii) only if securities of the Company entitled to vote generally in the election of directors are issued or issuable, or (b) the sale, transfer, or other disposition of all or substantially all of the assets of the Company to an entity that is not an Affiliate.

2.8    “Eligible Person” has the meaning set forth in Section 3.1 of the Plan

2.9    “Employment” means a Participant’s service as an employee of the Company or an Affiliate. A leave of absence shall not constitute a termination of Employment if such leave of absence is approved by the Company or an Affiliate in writing; provided, that such leave of absence constitutes a bona fide leave of absence and not a Separation from Service under Treas. Reg. 1.409A-1(h)(1)(i). Employment shall continue if a Participant transfers (including a termination with an immediate rehire) between Affiliates of the Company without a break in service. For purposes of the Plan, unless otherwise provided in an employment agreement between the Participant and the Company or an Affiliate, a Participant shall not be deemed to be providing services during any statutory or common-law notice period or any period of “garden leave” mandated under employment laws.

2.10    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.11    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

2.12    “Existing Rights” shall have the meaning set forth in Section 8.5 of the Plan.

2.13    “Good Reason” means “Good Reason” as defined in an employment agreement between the Company or an Affiliate and the Participant or, if not defined therein or if there is no such agreement, “Good Reason” means (a) the failure of the Company or an Affiliate to pay or cause to be paid the Participant’s base salary or annual bonus when due or (b) any substantial and sustained diminution in the Participant’s authority or responsibilities materially inconsistent with the Participant’s position; provided that either of the events described in clauses (a) and (b) will constitute Good Reason only if the Company or employing Affiliate fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company or an Affiliate written notice of his or her termination of employment for Good Reason prior to such date.

2.14    “Participation Notice” has the meaning set forth in Section 3.2 of the Plan.

2.15    “Plan” has the meaning set forth in Section 1.1 of the Plan.

2.16    “Qualifying Termination” means a Participant’s termination of Employment by the Company and its Affiliates without Cause or the Participant’s resignation of Employment from the Company and its Affiliates for Good Reason.

2.17    “Separation from Service” means a separation from service from the Company and its Affiliates within the meaning of Section 409A of the Code.

2.18    “Termination of Participation Notice” has the meaning set forth in Section 3.3 of the Plan.

3.    ELIGIBILITY AND PARTICIPATION

3.1    Eligibility. An individual shall be an “Eligible Person” under this Plan if he or she is employed as an officer of the Company or an Affiliate (at a level of at least Vice President) and is paid on the regular U.S. payroll.

3.2    Participation. An Eligible Person shall become a Participant on the date he or she receives written notification (“Participation Notice”) that sets forth (i) the benefits to be provided under the Plan, and (ii) the date participation commences. A Participant shall remain a Participant except as otherwise provided in Section 3.3.

3.3    Termination of Participation. The Committee may discontinue an individual’s participation in the Plan at any time by providing him or her with a written notice (the “Termination of Participation Notice”) that he or she shall no longer participate in the Plan or on the date he or she is no longer an Eligible Person; provided, however, no such action shall be effective if the action giving rise to the purported termination of participation is taken without a Participant’s consent and in anticipation of the Change in Control. For purposes of this determination, if a Change in Control occurs within 12 months after the date a Termination of Participation Notice is provided to a Participant or the date a participant ceases to be an Eligible Person (whichever is later), then there shall be a rebuttable presumption that the actions giving rise to the purported termination of the individual’s participation in the Plan was taken in anticipation of the Change in Control unless the Company rebuts such presumption by clear and convincing evidence.

4.    BENEFITS

4.1    Benefits Upon Qualified Termination Following a Change in Control. If a Participant incurs a Qualified Termination within twenty-four (24) months following a Change in Control, then except as otherwise provided under Section 8.5 of the Plan, the Participant shall be eligible to receive a benefit under this Plan as described in the Participation Notice.

4.2    Section 409A. To the extent that amounts payable under this Plan are subject to Section 409A of the Code, this Plan is intended to comply with and will be interpreted in a manner intended to comply with Section 409A of the Code.

(a)    Six Month Delay. Notwithstanding anything herein to the contrary, if at the time of a Participant’s Separation from Service with the Company and its Affiliates a Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable under the Plan is necessary to prevent any accelerated or additional tax under Section 409A of the Code then the Company or Affiliate (as applicable) will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the expiration of the six-month period measured from the date of the Participant’s Separation from Service from the Company and its Affiliates (or the earliest date as is permitted under Section 409A of the Code). On the first day of the seventh month following the date of a Participant’s Separation from Service, or if earlier, the date of a Participant’s death, (i) all payments delayed pursuant to this Section 4.2 (whether they would have otherwise been paid or reimbursed to a Participant in a single sum or in installments) shall be paid or reimbursed to the Participant in a single sum, and (ii) any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal dates specified for them in this Plan. Each payment made under the Plan is hereby designated as a “separate payment” within the meaning of Section 409A of the Code.

(b)    Reimbursements and Benefits. To the extent any reimbursements or in-kind benefits due to a Participant under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to a Participant in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Accordingly, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a Participant’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Participant. Any reimbursement of an expense shall be made on or before the last day of the Participant’s taxable year following the Participant’s taxable year in which the expense was incurred. The Participant’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

4.3    Section 280G. If benefits payable under this Plan to a Participant would otherwise constitute “parachute payments” under Section 280G(b)(2) of the Code (and a Participant does not have an Existing Right to a parachute tax gross up), then the Company or an Affiliate shall pay to the Participant the largest amount that can be paid to the Participant without the imposition of any excise tax under Section 4999 of the Code, if so doing will result in a Participant receiving a better (i.e., higher) net after tax result than if no such limitation were applied. Whether any amount payable hereunder will be treated as a “parachute payment” and, if so, the reduced amount that may be paid to an affected Participant shall be determined in the good faith judgment of an independent certified public accountant selected by the Company prior to the Change in Control or tax counsel selected by such accountants, relying on the best authority available at the time of such determination (including, but not limited to, any proposed Treasury regulations upon which taxpayers may rely).

4.4    Tax Withholding. The Company or its Affiliate may withhold from any benefits paid under the Plan all income, employment, and other taxes required to be withheld under applicable law.

5.    DISPUTES

5.1    Legal Fees. The Company or its Affiliate shall pay all legal fees and expenses incurred by a Participant in seeking in good faith to obtain or enforce any benefit or right provided under the Plan. Such payments shall be made within ten (10) business days after the delivery of the Participant’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company or Affiliate may reasonably require; provided, however, that a Participant shall not be eligible for reimbursement and shall be obligated to repay to the Company or its Affiliate any legal expenses reimbursed, pursuant to this Section 5.1 if a court of competent jurisdiction shall have determined by a final, non-appealable order, that such expenses were incurred solely by reason of the Participant’s not acting in good faith in incurring such expenses.

5.2    Venue. Any disputes arising out of or related to the Plan will be adjudicated in the United States District Court for the Southern District of New York, or if that court is unable to exercise subject matter jurisdiction for any reason, the Supreme Court of the State of New York, New York County.

6.    AMENDMENT; TERMINATION AND EXPIRATION

6.1    Right to Amend; Terminate Plan. Subject to the restrictions set forth in this Section 6, the Board of Directors of the Company may amend or terminate the Plan or any Participation Notice at any time.

6.2    Limitation of Right to Amend Terminate Plan. After a Change in Control occurs, the Plan may not be amended or terminated in any manner that would negatively affect a Participant’s rights under the Plan or any Participation Notice. Further, the Board of Directors may not amend or terminate the Plan in anticipation of a Change in Control in any manner that would negatively affect a Participant’s rights under the Plan or any Participation Notice. If a Change in Control occurs within 12 months after the date the Board of Directors amends or terminates the Plan or a Participation Notice then there shall be a rebuttable presumption that the amendment or termination was made in anticipation of a Change in Control and shall not be effective in any manner that would negatively affect a Participant’s rights unless the Company rebuts such presumption by clear and convincing evidence.

6.3    Expiration of Plan. This Plan shall expire by its terms on the second anniversary of a Change in Control of the Company or such earlier date after a Change in Control as there shall be no payments or benefits due or owing to any Participant.

6.4    Survival. The terms of this Plan and each Participation Notice shall survive the termination or expiration of the Plan to the extent necessary to provide the intended benefit hereunder.

7.    ADMINISTRATION OF THE PLAN

7.1    Plan Administrator. The Plan shall be administered by the Committee which shall be the plan administrator under Section 3(16)(A) of ERISA.

7.2    Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its function under the Plan and to comply with applicable laws. The Committee shall prepare and file as required by law or regulation all reports, forms, documents, and other items required by ERISA, the Code and other relevant statutes, each as amended from time to time and all regulations thereunder, as the Plan Administrator shall be required to file.

7.3    Unfunded Status of Plan. The Plan shall be “unfunded” for the purposes of ERISA and the Code and the benefits and payments to be paid under the plan shall be paid out of the general assets of the Company as and when payable under the Plan. All Participants shall be solely unsecured creditors of the Company. If the Company or an Affiliate decides in its sole discretion to establish any advance reserve on its books against the future expense of the potential payments hereunder, or, if the Company or an Affiliate decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

8.    MISCELLANEOUS

8.1    Plan Not an Employment Contract. The adoption and maintenance of the Plan is not a contract between the Company or any Affiliate and its employees that gives any employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of the Company or an Affiliate to terminate an employee’s employment at any time with or without notice and with or without cause or to interfere with an employee’s right to terminate his or her employment at any time.

8.2    Alienation Prohibited. No benefits hereunder shall be subject to anticipation or assignment by a Participant, to attachment by, interference with, or control of any creditor of a Participant , or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant prior to its actual receipt by the Participant. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.

8.3    Headings. The headings of Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

8.4    Construction. The Plan is intended to constitute the type of arrangement identified as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, as further elaborated in regulations promulgated by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b), which is subject to ERISA. No Participant shall have a vested right to the benefits under the Plan. The benefits paid by the Plan are not intended as deferred compensation nor is the Plan intended to be an “employee pension benefit plan or “pension plan” as those terms are defined in Section 3(2) of ERISA.

8.5    Integration. The Plan is intended to provide an enhanced severance benefit only if a Participant’s employment is terminated in a Qualifying Termination upon or within 24 months following a Change in Control. The Plan is intended to provide Participants with severance benefits that are equal to or better than the severance benefits that the Participant is otherwise entitled under any existing agreements, plans, or policies of the Company or any of its Affiliates (such entitlement, “Existing Rights”). In the event of a Change in Control, subject to the limitation set forth in then Sections 4.2 and 4.3 of the Plan (related to Sections 409A and 280G of the Code, respectively), a Participant shall be eligible to receive (without duplication) the better of the severance benefits described in the Participation Notice and the Participant’s Existing Rights.

8.6    Severability. Each provision of the Plan may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

8.7    Binding Effect. The Plan shall be binding upon the Company’s successors and assigns.

8.8    Claims Procedure. All claims by a Participant for benefits under the Plan shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under the Plan shall be delivered to the Participant in writing within thirty (30) days after written notice of the claim is provided to the Company in accordance with this Section 8.8 and shall set forth the specific reasons for the denial, the specific provisions of the Plan relied upon, a description of any additional material or information necessary for the Participant to perfect the claim (explaining why such material or information is needed) and shall advise the Participant of the right to appeal the decision and the procedure for doing so. The Committee shall afford a reasonable opportunity to the Participant for a review of the decision denying a claim and shall further allow the Participant to appeal to the Committee a decision of the Committee after notification by the Committee that the Participant’s claim has been denied. All appeals shall be made by the following procedure:

(a)    Appeal. Participant shall file with the Committee a notice appealing the denial. Such notice shall be filed within sixty (60) days of notification by the Committee of the claim denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b)    Determination on Appeal. A determination of an appealed claim shall be delivered to Participant within ninety (90) days of after written notification of the appeal is received by the Committee in accordance with this Section 8.8 and shall be accompanied by a written statement as to the reason or reasons therefor, the specific provisions of the Plan relied upon, a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim and a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA.

8.9    No Mitigation. The Company agrees that if the Participant’s Employment with the Company terminates, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company or any Affiliate pursuant to the Plan. Further, except as expressly provided otherwise herein, the amount of any payment or benefit provided for in the Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company or an Affiliate, or otherwise.

8.10    Notices. For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the residential address listed on the Participant’s notification of participation or by email the receipt of which is personally acknowledged and, if to the Company or any Affiliate, to 225 Liberty Street, New York, NY 10281, directed to the attention of the General Counsel of the Company or by email, the receipt of which is personally acknowledged, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt.

8.11    Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the provisions of the Plan shall be governed by the laws of the State of New York, without reference to rules relating to conflicts of law.

IN WITNESS WHEREOF, this Plan has been adopted by duly authorized resolutions of the Compensation Committee and the Board of Directors effective as of February 1, 2017.

TIME INC.

By:
/s/ David Bell
Name:	David Bell
Title:	Chair, Compensation Committee

Form of Participation Notice

Date

Re:    Notice of Participation in the Time Inc. Key Management Change In Control Severance Plan

Recent speculation regarding the possibility of a change in control has proven an unwelcome distraction at a time that Time Inc. most needs to focus on achieving our strategic goals. In recognition that concerns regarding personal circumstances can create anxiety and a potential bias towards particular outcomes, the Company has adopted the Time Inc. Key Management Change in Control Severance Plan (the “Plan”).

This letter serves as your notice that you have been selected as a participant in the Plan as of the date above.

Under the terms of the Plan and this notice, if your employment is terminated following a “change in control” (as defined in the Plan) by the Company without “cause” or by you for “good reason” (either a “qualifying termination”) within twenty-four months following the “change in control”, the following rules will apply to the calculation of your severance benefits and payments.

Severance Calculation:

Your severance benefits shall be determined in accordance with the terms of your employment agreement as in effect on the date hereof except that:

•    The bonus component of your severance shall be  calculated using the greater of (i) “Average Annual Bonus”, and (ii) “Target Bonus” (as such terms are defined in your employment agreement); and

•    The Severance Period shall be no less than  [x] months.

Extended Protection Period for Equity Awards:	If an equity award provides for favorable treatment (e.g., accelerated vesting) upon an employment termination without “cause” or resignation for “good reason” within 12 months following a change in control, the period for which this favorable treatment is available is extended to the 24 month period following a change in control.

In addition, the Plan provides for reimbursement of legal fees if you bring suit in good faith to enforce your rights to severance benefits.

Impact on Existing Rights: The Plan is intended to provide an enhanced benefit to you, without duplication of benefits. If your severance benefits pursuant to “existing rights” (as defined in the Plan) provide a benefit that is greater than the benefit under the Plan, the Company will provide you with the greater benefit. To the extent you are subject to a restrictive covenant that is coextensive with the Severance Period and the Severance Period is extended by application of this Plan, the covenant shall apply to the extended Severance Period.

No Modification of “At Will” Employment: Nothing in this letter is intended to modify the “at will” nature of your employment. Accordingly, either you or the Company retain the right to terminate your employment at any time, with or without cause and with or without notice, except as otherwise required by law or your employment agreement with the Company.

If you have any questions about the Plan or this Participation Notice, please contact Human Resources.